Exhibit 10.11

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

MASTER LICENSE AGREEMENT

THIS AGREEMENT by and between SurModics, Inc., a corporation of the State of Minnesota, which has an office at 9924 West 74th Street, Eden Prairie, MN 55344, (hereinafter referred to as SURMODICS), and FoxHollow Technologies, Inc., a corporation of the State of Delaware, which has an office at 3355 Edison Way, Menlo Park, CA 94025 (hereinafter referred to as FOXHOLLOW).

WHEREAS, SURMODICS is engaged in biological, chemical and technical research and has developed a body of technology and know-how, including reagents, processes and devices which the parties believe will improve the performance of various products and processes of FOXHOLLOW.

WHEREAS, the technology of SURMODICS includes confidential information (including trade secrets and other know-how) which is proprietary to SURMODICS and SURMODICS is in the process of securing patent coverage for certain items of its technology, and continues to maintain the confidentiality of other portions of its technology.

WHEREAS, FOXHOLLOW and SURMODICS are parties to a Mutual Confidential Disclosure Agreement dated February 3, 1999 (“Prior Disclosure Agreement”);

WHEREAS, FOXHOLLOW may desire to acquire additional licenses under SURMODICS’ know-how and patent rights such licenses to be added to this Master Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and for other good and valuable consideration of which receipt is acknowledged, the parties agree as follows:

1.	DEFINITIONS

The following definitions apply to this Agreement and to all addenda thereto:

a. “Affiliate” means any entity which owns at least 50% of, is at least 50% owned by, or is under common (at least 50%) ownership with FOXHOLLOW.

b. “Effective Date” means the date upon which this Agreement is fully executed.

c. “Know-how” means SURMODICS’ Confidential Information relating to the surface-treatment of medical devices and which SURMODICS has the right to transmit to others. Know-how includes but is not limited to information contained in pending patent applications of Patent Rights and information that is Confidential Information as defined in Paragraph 13.

d. “Licensed Products” means each of the separately sold Medical Products specifically described in Attachment B1, B2, and so forth, and which:

i. but for the license granted herein the manufacture, use or sale would infringe (or a surface treatment process employed to produce a product or a reagent used in such process would infringe) any claim of Patent Rights, or

ii. are produced through the use of SURMODICS’ Know-how.

e. “Licensed Product Effective Date” for each license granted herein shall mean the date specified in the respective Attachment B1, B2, and so forth.

f. “Medical Products” means products that are specifically described in Attachment B1, B2, and so forth.

g. “Net Sales” means the total actual billing for sales of Licensed Products, less the following deductions where they are applicable with respect to such billings and when separately shown on invoices:

i. discounts actually allowed and taken;

ii. any customs, duties, taxes or other governmental excise or charge upon or measured by the production, sale, transportation, delivery or use of Licensed Product and actually paid by FOXHOLLOW;

iii. amounts allowed or credited on rejections or returns;

iv. transportation charges prepaid or allowed.

Notwithstanding the above, if any Licensed Product is sold both separately and as an integral part of a combination product containing one or more integral components in addition to that Licensed Product, then Net Sales of that Licensed Product resulting from sales of that combination product will be calculated by multiplying the Net Sales for the combination product as calculated above by the fraction A/B where A is the invoice price of the Licensed Product as sold separately and B is the invoice price of the combination product

A Licensed Product shall be considered sold when it is shipped or when it is invoiced, whichever is earlier. To assure SURMODICS the full royalty payment contemplated in this Agreement, FOXHOLLOW agrees that in the event any Licensed Product is sold to an Affiliate for purposes of resale, Earned Royalties for that Licensed Product shall be computed upon the weighted average selling price at which such Licensed Product would ordinarily be sold to a non-Affiliate, rather than on the selling price of FOXHOLLOW to the Affiliate.

h. “Patent Rights” means the patent application(s) and patent(s) identified in Attachment A hereof, together with all foreign counterparts, divisions, and continuation applications based thereon, any patent issuing on any of said applications, and any reissues or extensions based on any of such patents.

i. “Valid Claim” means a claim of an issued patent of Patent Rights that has not been held invalid by a court of competent jurisdiction beyond possibility of appeal.

2.	LICENSE

a. With respect to the Licensed Product defined in each of Attachments B1, B2, and so forth, SURMODICS grants to FOXHOLLOW, a separate worldwide license under SURMODICS’ Patent Rights and Know-how to make, have made for it, use, import, have imported, offer for sale and sell that Licensed Product. The license granted herein is expressly limited to the specific Licensed Products defined herein, and does not include the right to sublicense. Additional terms of each license are set out in the respective Attachments B1, B2, and so forth. To the extent of any inconsistency between the terms set forth in the text of this Agreement and the terms set forth in Attachments B1, B2, and so forth, the terms set forth in the text of this Agreement shall be controlling. Each such license shall be effective as of its Licensed Product Effective Date.

b. Subject to the limited license granted herein, SURMODICS shall retain all rights to the Patent Rights and Know-how. SURMODICS shall retain the right to use Patent Rights and Know-how for its own research purposes.

c. FOXHOLLOW shall notify SURMODICS, in advance and in writing, of any change in the location of the production of a Licensed Product or any new location to be used for the production of a Licensed Product.

3.	LICENSE FEES

For each license granted by SURMODICS, FOXHOLLOW shall pay to SURMODICS a License Fee as set out in the respective Attachment B1, B2, and so forth.

4.	ROYALTIES

For each license granted herein, FOXHOLLOW shall pay to SURMODICS a royalty for each quarter calendar year during the term of this License Agreement which will be the greater of the royalties of Paragraphs 4(a) or 4(b).

a. Earned Royalties shall be calculated as provided for in the respective Attachment B1, B2, and so forth. No more than one Earned Royalty shall be paid by FOXHOLLOW for any Licensed Product. However, if any Licensed Product is covered by more than one Attachment B1, B2, and so forth, then the Earned Royalty rate shall be the highest rate specified for such Licensed Product.

b. Minimum Royalties shall be paid for each Licensed Product as provided for in the respective Attachment B1, B2, and so forth.

5.	ROYALTY PAYMENTS, REPORTS, RECORDS

a. During the term of this Agreement, and for each license granted hereunder, FOXHOLLOW will make written reports and payments to SURMODICS within thirty (30) days after the last day of each calendar quarter ending March 31, June 30, September 30, and December 31. Each such report shall state the Net Sales, unit volumes, Earned Royalty, corrections of error in prior royalty payments, and data and calculations used by FOXHOLLOW to determine such payments for each of the licenses corresponding to the respective Attachments B1, B2, and so forth. Each report shall be accompanied by payment in full of the royalty due SURMODICS for that quarter. The December 31 quarterly report shall also include a nonbinding forecast of reagent usage for the next calendar year.

b. FOXHOLLOW will maintain, for a period of five (5) years following each sale of Licensed Product, true and accurate records supporting the reports and payments made under this Agreement. Upon reasonable advance notice SURMODICS shall have the right to carry out an audit of such records no more frequently than once per calendar year by a certified public accountant of its choice. Such accountant shall have reasonable access to FOXHOLLOW’s offices and the relevant records, files and books of account, and such accountant shall have the right to examine any other records reasonably necessary to determine the accuracy of the calculations provided by FOXHOLLOW under Paragraph 5(a). Such audit shall be at SURMODICS’ expense except that if an underpayment error is found for any twelve month period that exceeds 10% of the payment made to SURMODICS for that period, then FOXHOLLOW will bear the cost of such audit.

c. All royalties on sales of each Licensed Product to be paid to SURMODICS by FOXHOLLOW under this Agreement shall be paid in U.S. Dollars to SURMODICS in the United States. For the purpose of calculating Earned Royalties on sales outside the United States for any calendar quarter, FOXHOLLOW shall utilize the average rate of exchange on the last business day of that calendar quarter as quoted in the Wall Street Journal.

d. Any sum required under U.S. tax laws (or the tax laws of any other government) to be withheld by FOXHOLLOW from payments due hereunder for the account of SURMODICS shall be promptly paid by FOXHOLLOW for and on behalf of SURMODICS to the appropriate tax authorities, and FOXHOLLOW shall furnish SURMODICS with official tax receipts or other appropriate evidence issued by the appropriate tax authorities sufficient to enable SURMODICS to support a claim for income tax credit in respect to any sum so withheld.

6.	DEVELOPMENT FEES

FOXHOLLOW agrees to pay SURMODICS for development efforts (“Development Fees”) while working on FOXHOLLOW’s products at SURMODICS’ then standard hourly rate for development efforts provided, however, that such development effort is pursuant to a mutually agreed upon project plan. SURMODICS’ standard hourly rate includes direct labor costs plus direct labor overhead. SURMODICS shall additionally charge direct materials plus direct materials overhead of fifteen percent (15%). Direct materials may include expenses such as travel and special equipment, but only as mutually agreed upon in writing. SURMODICS shall invoice FOXHOLLOW monthly for such Development Fees and payment shall be made within thirty (30) days thereafter.

7.	TERM

a. Unless earlier terminated, each license herein granted shall begin upon the Licensed Product Effective Date set out in the respective Attachment B1, B2, and so forth, and shall extend for each Licensed Product so licensed on a country-by-country and product-by- product basis until expiration of the last to expire patent of Patent Rights that covers that Licensed Product in such country or for a period of fifteen (15) years following the first bona fide commercial sale of such Licensed Product in such country, whichever is longer.

b. Upon expiration of the full term of the license granted herein for any Licensed Product, and upon full payment by FOXHOLLOW to SURMODICS of any monies due under this Agreement, the license with respect to Know-how licensed herein for that Licensed Product shall be deemed paid up and non-exclusive (if any such license was exclusive), and SURMODICS may negotiate additional license agreements with any other party for that Licensed Product.

8.	PATENTS

a. At such time as SURMODICS provides to FOXHOLLOW the appropriate patent numbers, FOXHOLLOW shall see to it that all Licensed Products sold by FOXHOLLOW shall be appropriately marked with the applicable patent numbers, in conformity with applicable law.

b. SURMODICS recognizes that it is an objective of FOXHOLLOW to obtain patents on technology that it develops concerning chemicals having latent reactive groups and their uses. FOXHOLLOW recognizes that a vital part of SURMODICS’ business involves the licensing of others under SURMODICS’ patents and know-how to make, use and sell products, and that it is an objective of SURMODICS to enable its present and future licensees to exploit patent licenses from SURMODICS to produce and sell products without interference from any patent that FOXHOLLOW might obtain. A purpose of this Paragraph 8(b) is to establish a system under which each party may accomplish its respective objective.

i. “FOXHOLLOW Latent Reactive Chemical Patents” (FOXHOLLOW LRC Patents) means patents which (a) claim inventions conceived or first reduced to practice during the term of this Agreement solely by one or more FOXHOLLOW employees or others who are required to assign inventions to FOXHOLLOW, and (b) claim inventions relating to chemical species (LRC Compositions) having photo-reactive or other latent reactive groups for the purpose of bonding chemicals such as synthetic polymers and biologically active materials onto surfaces or into matrices or to other molecules, the use of such chemicals species, or the products resulting from such use.

ii. During the term of this Agreement, FOXHOLLOW will provide SURMODICS with a copy of each proposed patent application for a FOXHOLLOW LRC Patent, and SURMODICS will provide comments concerning such application, including comments regarding inclusion of SURMODICS’ Confidential Information, prior work done by SURMODICS in connection with the claimed invention, and the state of the art.

In the event such proposed patent application contains SURMODICS Confidential Information, SURMODICS will provide written notice to FOXHOLLOW, within thirty (30) days of receipt of the proposed application, specifically identifying such SURMODICS Confidential Information. If FOXHOLLOW does not receive such written notice, FOXHOLLOW may proceed with the filing of such proposed patent application. If FOXHOLLOW does receive such written notice, FOXHOLLOW may strike such SURMODICS Confidential Information and proceed with filing the proposed patent application. If FOXHOLLOW does not agree that the language in question is SURMODICS Confidential Information, FOXHOLLOW may seek resolution under Paragraph 24; provided however, no proposed patent application shall be filed until such dispute is resolved.

If SURMODICS can fairly show that it had substantial knowledge of the invention of any FOXHOLLOW LRC Patent application before receiving from FOXHOLLOW that patent application, SURMODICS shall promptly notify FOXHOLLOW and the parties shall cooperate in comparing records of conception of that invention to determine in good faith which party was the earliest to conceive the invention. To the extent that any dispute arises with respect to (a) the classification of an invention as a sole invention of FOXHOLLOW or (b) SURMODICS having substantial knowledge of the invention or (c) which party was the earliest to conceive the invention, the disputing party shall promptly inform the other party of the nature of the dispute and the provisions of Paragraph 24 shall apply.

iii. SURMODICS shall have and is hereby granted a noncancelable, nonexclusive worldwide license, with the right to sublicense, to make, have made for it, use and sell products and processes covered by each FOXHOLLOW LRC Patent to the extent that such manufacture, use or sale also is covered by any claim of any patent that SURMODICS has the right to license to others or may have licensed to others. The license granted to SURMODICS is limited to claims of FOXHOLLOW LRC Patents that would otherwise be infringed by the making of an LRC Composition or the use of an LRC Composition to provide a coating upon a substrate or the combination of a coating derived from an LRC Composition and the substrate upon which it is coated. Any such sublicense shall be limited to the practice of FOXHOLLOW LRC Patents only in combination with the practice of SURMODICS Patent Rights or Know-how. If FOXHOLLOW was the earliest to conceive the invention of that patent, then the license granted to SURMODICS, and SURMODICS’ right to sublicense, shall exclude the right to manufacture, use or sell Medical Products.

iv. In return for such license, SURMODICS will pay FOXHOLLOW a total of [***] of the royalties (regardless of the number of FOXHOLLOW LRC Patents that are licensed to SURMODICS or the number of licenses involved) that SURMODICS receives from its sublicensees based on sales by its sublicensees of products that but for such sublicenses would infringe any Valid Claim of FOXHOLLOW LRC Patents. In addition, SURMODICS will pay FOXHOLLOW a total of [***] of the Net Sales of products manufactured or sold by SURMODICS which but for the license granted under Paragraph 8(b)(ii), the manufacture or sale would infringe a claim of an issued FOXHOLLOW LRC Patent (regardless of the number of FOXHOLLOW LRC Patents involved) that has not been held invalid by a court of competent jurisdiction beyond possibility of appeal. Notwithstanding the above, if SURMODICS was the earliest to conceive the invention of any FOXHOLLOW LRC Patent, then the license granted to SURMODICS shall be considered paid-up.

c. The parties agree to execute and exchange upon request such documents as may be necessary or desirable to carry out the provisions of Paragraph 8(b).

9.	ALLOCATION OF ROYALTIES

The Earned Royalty rate with respect to any Licensed Product shall be prospectively reduced to fifty percent (50%) of the Earned Royalty rate set out hi Paragraph 4(a) and the respective Attachments B1, B2, and so forth, to the extent that and during the term that neither the manufacture, nor the use, nor the sale of mat specific Licensed Product (or a surface treatment process or a reagent used in such, process) is covered by any Valid Claim of Patent Rights. The provisions of this Paragraph 9 shall not apply to payment of Minimum Royalties as provided in Paragraph 4(b) and the respective Attachments B1, B2, and so forth.

10.	TERMINATION

a. For each license granted herein:

i. FOXHOLLOW shall have the right to terminate the respective Attachment B1, B2, and so forth, under which such license was granted, but only in its entirety, at any time upon ninety (90) days advance written notice. Upon termination of such license, FOXHOLLOW shall have no further rights under Patent Rights or Know-how. However, FOXHOLLOW shall be allowed to sell any inventory of Licensed Products existing at the time of termination for a period of six (6) months thereafter (thereafter destroying any remaining inventory), provided FOXHOLLOW accounts for such sales of inventory and pays SURMODICS the appropriate Earned Royalty for such sales as set out in Paragraph 4(a) of this Agreement.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ii. SURMODICS may terminate this Agreement in whole or with respect to any license granted herein upon thirty (30) days written notice for any material breach or default by FOXHOLLOW, including without limitation, failure to comply with the confidentiality provisions of Paragraph 13, failure to make reports and payments when due, failure to pay Minimum Royalties, and withholding or notice of intent to withhold any royalties provided for in this Agreement. Said termination under this Paragraph 10(a)(ii) shall become effective at the end of the thirty (30) day period unless during that period FOXHOLLOW shall first cure such breach or default.

iii. Upon termination of any license under any of the provisions of this Paragraph 10, but subject to the provisions of Paragraph 10(a)(i), referring to the sale of inventory, FOXHOLLOW shall cease making, having made for it, using and selling the Licensed Products of such license that are produced through the use of SURMODICS’ Know-how. SURMODICS shall have the right to seek equitable relief to enforce the provisions of this Paragraph 10(a)(iii).

b. Either party may terminate this Agreement if the other party hereto is involved in insolvency, dissolution, bankruptcy or receivership proceedings affecting the operation of its business.

c. Notwithstanding the provisions of Paragraph 20, failure of FOXHOLLOW to initiate bona fide commercial sales of any Licensed Product by the date set out for that Licensed Product in the respective Attachment B1, B2, and so forth, to this Agreement shall permit SURMODICS to terminate the license for that Licensed Product upon thirty (30) days written notice at any time prior to the date FOXHOLLOW begins bona fide commercial sales of that Licensed Product.

d. In the event that all licenses granted herein are terminated, SURMODICS shall have the right to terminate this Agreement in its entirety upon written notice.

11.	CONTINUING OBLIGATIONS SUBSEQUENT TO TERMINATION

a. Upon any termination of this Agreement or any of the licenses granted herein, the following rights and obligations shall continue to the degree necessary to permit their complete fulfillment or discharge:

i. SURMODICS’ right to receive and FOXHOLLOW’s obligation to pay royalties to the extent owed; and

ii. FOXHOLLOW’s obligation to maintain records and SURMODICS’ right to audit under Paragraph 5, with respect to sales made and to be made under Paragraph 10(a)(i); and

iii. Any cause of action or claim of either party, accrued or to accrue, because of any breach or default by the other party; and

iv. Each party’s obligation to maintain confidentiality under Paragraph 13; and

v. FOXHOLLOW’s obligation to forebear from use of SURMODICS’ Know-how as provided in Paragraph 10(a)(iii); and

vi. The parties’ obligations under Paragraph 8(b) with respect to filing patent applications and payment of royalties on issued patents.

b. Within thirty (30) days of the date of termination of this Agreement, each party shall return to the other party all copies of documents and other materials containing or disclosing any of the other parties Confidential Information; provided, however, SURMODICS shall be allowed to keep all documents related to the reporting and payment of royalties under this Agreement.

12.	REPRESENTATIONS AND WARRANTIES

a. Each party warrants to the other that it has not accepted and will not accept commitments or restrictions with respect to its rights or obligations under this Agreement which will materially affect the value of the rights granted by SURMODICS nor the obligations undertaken by FOXHOLLOW.

b. Each party has the full and unrestricted right to enter into this Agreement.

c. Nothing in this Agreement shall be construed as:

i. A warranty or representation by SURMODICS as to the validity or scope of any Patent Rights; or

ii. A warranty or representation that anything made, used, sold, or otherwise disposed of, or any process practiced, under any License granted in this Agreement is or will be free from infringement of patents of third persons; provided, however, as of the Effective Date of this Agreement, SURMODICS is not presently aware of any challenge to the validity of any Patent Rights in any court or any allegation of misappropriation or misuse of the Know-how; or

iii. A requirement that SURMODICS file any patent application, secure any patent, or maintain any patent in force; or

iv. An obligation to bring or prosecute actions or suits against third parties for infringement of any patent; or

v. An obligation to furnish any manufacturing or technical information not encompassed within Know-how; or

vi. Conferring any right on either party to use in advertising, publicity, or otherwise any trademark or trade name of the other; or

vii. Granting by implication, estoppel, or otherwise any licenses or rights under patents or other proprietary information of SURMODICS other than those included within Patent Rights and Know-how.

d. WITH RESPECT TO PHOTO-REACTIVE REAGENTS SUPPLIED AT ANY TIME BY SURMODICS, SURMODICS DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. NOTWITHSTANDING ANYTHING TO THE CONTRARY, IN CONNECTION WITH THE SALE OR USE OF PHOTO-REACTIVE REAGENTS, SURMODICS SHALL NOT BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXTRAORDINARY OR PUNITIVE DAMAGES OF ANY DESCRIPTION, WHETHER FOR DAMAGE TO REPUTATION OR GOODWILL, LOST PROFITS, CLAIMS OF THIRD PARTIES OR OTHERWISE, WHETHER SUCH ASSERTED DAMAGE PURPORTS TO BE BASED ON WARRANTY OR GUARANTEE, INDEMNITY OR OTHER CONTRACT, CONTRIBUTION, NEGLIGENCE OR OTHER TORT, OR OTHERWISE.

e. SURMODICS does not make any representations, extend any warranties of any kind, either express or implied, or assume any responsibilities whatever with respect to use, sale, or other disposition by FOXHOLLOW or its vendees or transferees of Licensed Products incorporating or made by use of the Patent Rights and Know-how licensed under this Agreement.

f. FOXHOLLOW represents that it will make reasonable commercial efforts to bring to market and to sell Licensed Product throughout FOXHOLLOW’S world-wide marketing territory during the term of this Agreement. SURMODICS expects FOXHOLLOW to demonstrate appropriate product development activities, participate in clinical trials, submit appropriate regulatory or governmental filings for appropriate marketing clearances, integrate the Licensed Product into FOXHOLLOW’S manufacturing operations, educate appropriate sales and marketing staff, and introduce and actively market the Licensed Product upon completion of product development and obtaining appropriate regulatory approvals.

13.	CONFIDENTIALITY

a. Each party agrees to retain in confidence all Know-how and other information received from the other, including without limitation, information required to be maintained in confidence under prototype development or manufacturing scale-up or post scale-up relationships between the parties, for a period of ten (10) years from the date of disclosure or five (5) years from the date of termination of this Agreement, whichever is longer. Each party agrees not to disclose any of such Know-how or other information to third parties nor to use the same except in accordance with this Agreement. Each party’s obligation of non-disclosure and non-use shall not apply to information which:

i. at the time of its disclosure to the receiving party is available to the public;

ii. after disclosure becomes available to the public through no fault of the receiving party;

iii. the receiving party can show was in its possession at the time of disclosure to it by the other;

iv. the receiving party can show was received by it from a third party without breach of a confidential obligation; or

v. the receiving party is compelled by application of law or legal process to divulge, but the receiving party shall provide the disclosing parry with advance written notice before divulging the information to enable the disclosing party to seek a protective order or employ other means to preserve the confidential nature of that information.

Even after any of such information becomes available to the public, each party shall not disclose without the other’s prior written approval the fact that such information was furnished by or originated with the other.

b. For the purpose of this entire Paragraph 13, Know-how or other information which is specific shall not be deemed to be within any of the specified exceptions merely because it is embraced by more general information in such exception. In addition, any combination of features shall not be deemed to be within any of the specified exceptions merely because individual features are in such exception, but only if the combination itself and its principle of operation are in such exception.

c. Notwithstanding the above, FOXHOLLOW specifically agrees that it will not disclose to any Affiliates or other third party any of SURMODICS’ Know-how relating to the manufacture of SURMODICS’ chemical reagents, the precise chemical composition of such reagents, how such reagents are tested, how they are quality controlled, and any other specific information concerning the production of such reagents.

d. The provisions of this entire Paragraph 13 shall survive termination of this Agreement for any reason.

e. Nothing herein shall in any way affect the obligations of the parties under any prior secrecy or confidential disclosure agreements, including the Prior Disclosure Agreement, which obligations shall continue in accordance with the terms of each such agreement to the extent not inconsistent with the present Agreement.

14.	ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Either party may assign its rights and obligations under this Agreement to a financially responsible third party, but only in connection with a complete transfer to the third party of the business to which this Agreement pertains. The assigning party will so inform the other party to this Agreement without delay of any assignment made in accordance with the conditions of this Agreement. This Agreement shall not otherwise be assignable by either party without the prior written consent of the other party. Any and all assignments of this Agreement or any interest therein not made in accordance with this paragraph shall be void.

15.	GOVERNMENT APPROVAL

FOXHOLLOW shall have the sole responsibility, at FOXHOLLOW’s sole expense, for obtaining any government approvals that may be required for the investigation or marketing of Licensed Products.

16.	PRODUCT LIABILITY

FOXHOLLOW will defend and indemnify SURMODICS against all third party losses, liabilities, lawsuits, claims, expenses (including attorney’s fees), costs, and judgments incurred through personal injury, property damage, or other claims of third parties, arising from the design, manufacture, use, or sale of Licensed Products by FOXHOLLOW, except which are (a) proximately caused solely by SURMODICS negligent conduct or willful misconduct, or (b) based on a claim of a third party alleging infringement of intellectual property owned or controlled by such third party due solely to the practice of the Patent Rights or Know-how by FOXHOLLOW.

17.	NO WAIVER

Any waiver of any term or condition of this Agreement by either party shall not operate as a waiver of any other or continued breach of such term or condition, or any other term or condition, nor shall any failure to enforce a provision hereof operate as a waiver of such provision or of any other provision hereof.

18.	NOTICES

All communications or other notices required or permitted under this Agreement shall be in writing and shall be deemed to be given when personally delivered, or when mailed by registered or certified mail, postage prepaid, and addressed as follows:

If to SURMODICS:

License Administration

SurModics, Inc.

9924 West 74th Street

Eden Prairie, MN 55344

If to FOXHOLLOW:

President

FoxHollow Technologies, Inc.

3355 Edison Way

Menlo Park, CA 94025

Either party shall have the right to change the person and/or address to which notices hereunder shall be given, by notice to the other party in the manner set out above.

19.	CAPTIONS

The captions and headings of this Agreement are for convenience only and shall in no way limit or otherwise affect any of the terms or provisions contained herein. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party drafting this Agreement.

20.	FORCE MAJEURE

Neither party shall be liable for failure to perform as required by any provisions of this Agreement where such failure results from a cause beyond such party’s reasonable control such as acts of God, regulation or other acts of civil or military authority, required approval(s) of government bodies, fires, strikes, floods, epidemics, quarantine restrictions, riot, delays in transportation and inabilities to obtain necessary labor, materials, or manufacturing facilities. In the event of any delay attributable to any of the foregoing causes, the time for performance affected thereby shall be extended for a period equal to the time lost by reason of such delay. The cumulative effect of all such delays under this Paragraph 20 shall not exceed one (1) year.

21.	NO AGENCY

Nothing in this Agreement authorizes either SURMODICS or FOXHOLLOW to act as agent for the other as to any matter, or to make any representations to any third party indicating or implying the existence of any such agency relationship. SURMODICS and FOXHOLLOW shall each refrain from any such representations. The relationship between SURMODICS and FOXHOLLOW is that of independent contractors.

22.	SEVERABILITY

Should any provision of this Agreement, or the application thereof, to any extent be held invalid or unenforceable, the remainder of this Agreement and the application thereof other than such invalid or unenforceable provisions shall not be affected thereby and shall continue valid and enforceable to the fullest extent permitted by law or equity.

23.	GOVERNING LAW

For all purposes under this Agreement, the parties agree and admit that jurisdiction and venue are proper in the Federal District Court, District of Minnesota. This Agreement shall for all purposes be governed and interpreted in accordance with the laws of the State of Minnesota, except for its conflict of laws provisions.

24.	ARBITRATION

a. In the event of any dispute concerning this Agreement, including its interpretation, performance, breach or termination, the procedures of this Paragraph 24 shall apply; provided, however, that either party shall have the unrestricted right at any time to seek a court injunction prohibiting the other party from making unauthorized disclosure or use of Confidential Information as provided for in Paragraph 13 or unauthorized use of SURMODICS’ Know-how as provided for in Paragraph 10(a)(iii).

b. Both parties will use good faith and reasonable efforts to resolve any dispute informally and as soon as practical. If any such dispute is not resolved informally within a reasonable period, then an officer from each party, having authority to resolve the dispute, will meet at a mutually agreeable time and place to attempt to resolve the dispute.

c. If the parties are unable to resolve a dispute as provided immediately above, either party may submit the dispute for resolution by mandatory, binding arbitration in the city of Minneapolis, MN (or such other place as the parties may mutually agree) under the auspices of the American Arbitration Association under it’s Commercial Arbitration Rules. Each party shall select one independent, qualified arbitrator and the two arbitrators so selected shall then select a third arbitrator in accordance with the Commercial Rules. Each party reserves the right to object to any individual arbitrator (no matter by whom chosen) who has been employed by or affiliated with a competing organization.

d. The arbitrators, who shall act by majority vote, shall be empowered to decree any and all relief of an equitable nature, including but not limited to temporary restraining orders, temporary injunctions, and/or permanent injunctions, and shall also be able to award damages, with or without an accounting of costs. Judgment on the award rendered by the arbitrator(s) may be entered into any court having jurisdiction thereof. Each party shall bear its own costs and divide other reasonable arbitrator costs equally.

25.	PHOTO-REACTIVE COMPOUND SUPPLY

a. SURMODICS agrees to make reasonably available to FOXHOLLOW for purchase in the United States, SURMODICS’ photo-reactive compounds as listed in Attachments B1, B2, and so forth. To the extent that such compounds are photo-reactive compounds that SURMODICS offers to its other clients, SURMODICS agrees that: (a) the prices to FOXHOLLOW for photo-reactive compounds shall be the same as the prices that SURMODICS ordinarily offers to its other clients for equivalent volume consumption; (b) for each shipment of photo-reactive compound, SURMODICS will provide written certificate of compliance to mutually agreed upon written specifications, if any; and (c) SURMODICS will take reasonable steps to adequately stock such photo-reactive compounds that FOXHOLLOW utilizes in the production of Licensed Products. Delivery by SURMODICS of photo-reactive compounds to Federal Express, or to another reputable carrier in the United States, shall constitute delivery to FOXHOLLOW.

b. SURMODICS shall maintain a quality management system which it believes enables it to reliably manufacture photo-reactive compounds. To the extent that SURMODICS makes photo-reactive compounds available to FOXHOLLOW, SURMODICS will permit its quality system to be audited at SURMODICS’ place of business by FOXHOLLOW.

26.	ENTIRE AGREEMENT

This Agreement, together with the Prior Disclosure Agreement and all addenda, attachments, and writings required or contemplated hereby, constitutes the entire agreement between the parties with respect to the Licenses granted herein, and no party shall be liable or bound to the other in any manner by any warranties, representations or guarantees except as specifically set forth herein. This Agreement shall not be altered or otherwise amended except by an instrument in writing signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date last written below.

SurModics, Inc.	FoxHollow Technologies, Inc.

/s/ Walter H. Diers Jr.	/s/ Jeffrey M. Closs
Signature	Signature

Walter H. Diers Jr.	Jeffrey M. Closs
Printed Name	Printed Name

Vice President	President & CEO
Title	Title

13 August 1999	August 24, 1999
Date	Date

ATTACHMENTA

SurModics, Inc. U.S. Patents (may be listed under previous name, BSI Corporation)

1.	METHOD OF IMPROVING THE BIOCOMPATIBILITY OF SOLID SURFACES

U.S. Patent No. 4,973,493 issued 11/27/90

2.	BIOCOMPATIBLE COATINGS FOR SOLID SURFACES

U.S. Patent No. 4,979,959 issued 12/25/90

3.	PREPARATION OF POLYMERIC SURFACES VIA COVALENTLY ATTACHING POLYMERS

U.S. Patent No. 5,002,582 issued 3/26/91

4.	BIOMOLECULE ATTACHMENT TO HYDROPHOBIC SURFACES

U.S. Patent No. 5,217,492 issued 6/8/93

5.	METHOD OF BIOMOLECULE ATTACHMENT TO HYDROPHOBIC SURFACES

U.S. Patent No. 5,258,041 issued 11/2/93

6.	BIOCOMPATIBLE DEVICE WITH COVALENTLY BONDED BIOCOMPATIBLE AGENT

U.S. Patent No. 5,263,992 issued 11/23/93

7.	RESTRAINED MULTIFUNCTIONAL REAGENT FOR SURFACE MODIFICATION

U.S. Patent No. 5,414,075 issued 5/9/95

8.	SUBSTRATE SURFACE PREPARATION

U.S. Patent No. 5,512,329 issued 4/30/96

9.	PREPARATION OF CROSSLINKED MATRICES CONTAINING COVALENTLY IMMOBILIZED CHEMICAL SPECIES AND UNBOUND RELEASABLE CHEMICAL SPECIES

U.S. Patent No. 5,563,056 issued 10/08/96

10.	RESTRAINED MULTIFUNCTIONAL REAGENT FOR SURFACE MODIFICATION

U.S. Patent No. 5,637,460 issued 6/10/97

11.	PHOTOACTIVATABLE WATER SOLUBLE CROSSLINKING AGENTS CONTAINING AN ONIUM GROUP

U.S. Patent No. 5,714,360 issued 02/03/98

SurModics, Inc. U.S. Patent Applications (may be listed under previous name, BSI Corporation)

1.	VIRUS INACTIVATING COATINGS

Filed 6/7/95

2.	METHOD AND IMPLANTABLE ARTICLE FOR PROMOTING ENDOTHELIALIZATION

Filed 5/26/95

SurModics, Inc. Foreign Patents (may be listed under previous name, BSI Corporation)

1.	IMPROVEMENT OF THE BIOCOMPATIBILITY OF SOLID SURFACES

Canadian Patent No. 1305068, issued 7/14/92

Australian Patent No. 615637, issued 10/16/87

EPO Patent No. 0326579, issued 1/11/95

2.	BIOMOLECULE ATTACHED TO A SOLID SURFACE BY MEANS OF A SPACER AND METHODS OF ATTACHING BIOMOLECULES TO SURFACES

Canadian Patent No. 1335721, issued 5/30/95

SurModics, Inc. Foreign Patent Applications (may be listed under previous name, BSI Corporation)

1.	BIOCOMPATIBLE COATINGS

Filed in Canada, Europe, Japan, Denmark, and Norway

2.	PREPARATION OF POLYMERIC SURFACES

Filed in Canada, Europe, Japan, Denmark, and Norway

3.	IMMOBILIZATION OF CHEMICAL SPECIES IN CROSSLINKED MATRICES

Filed in Canada, Europe, Australia, Japan

4.	IMPROVEMENT OF THE BIOCOMPATIBILITY OF SOLID SURFACES

Filed in Japan

5.	RESTRAINED MULTIFUNCTIONAL REAGENTS FOR SURFACE MODIFICATION

Filed in Canada, Europe, Australia and Japan

ATTACHMENT B1

Atherectomy Catheter

1.	MEDICAL PRODUCTS

“Medical Products” means a catheter that is specifically designed and labeled to excise stenotic, sclerotic materials from the coronary vascular and peripheral vascular (does not include neurovascular) systems.

2.	LICENSED PRODUCT

“Licensed Products” means Medical Products which are surface-treated with photo-reactive polyacrylamide, photo-reactive polyvinylpyrrolidone, tetrabenzoylbenzyl ether or diphotodiquat (latent-reactive crosslinking compounds) or any combination of these photo-reactive reagents.

3.	GRANT OF LICENSE

The license granted under this Attachment is non-exclusive.

4.	LICENSE FEES

FOXHOLLOW will pay to SURMODICS an initial nonrefundable License Fee payment of $25,000 upon execution of this Attachment and a second nonrefundable License Fee payment of $25,000 one year from the Licensed Product Effective Date of this Attachment.

5.	ROYALTY PAYMENTS

FOXHOLLOW shall pay to SURMODICS a royalty, for the Patent Rights and Know-how license granted herein, which will be the greater of Paragraphs 5(a) or 5(b) as follows:

a. Earned Royalties of calculated as a percentage of Net Sales ($U.S.) of Licensed Products sold in each calendar year. The percentage to be used in each calculation during each calendar year shall be based upon the cumulative Net Sales of Licensed Product in the calendar year as follows:

Net Sales In Each Calendar Year	Earned Royalty Rate
On the first $35,000,000	[***]
On the next $35,000,000	[***]
On Net Sales over $70,000,000	[***]

b. Quarterly Minimum Royalties for all Attachment B1 Products during the periods specified as follows:

Minimum Royalty Periods	Quarterly Minimum Royalty
January 1, 2002 to December 31, 2002	$ 5,000
January 1, 2003 to December 31, 2003	$10,000
January 1, 2004 to December 31, 2004	$20,000

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

For the quarter calendar year commencing with January 1, 2005, and each year thereafter, the quarter calendar year Minimum Royalty shall be the prior year’s quarterly Minimum Royalty adjusted by a percentage equal to the percentage change in the “Consumer Price Index For All Urban Consumers” for the prior calendar year as reported by the U.S. Department of Labor.

c. There shall be established a Credit Pool consisting of the License Fees paid to SURMODICS under Paragraph 4 of this Attachment. On a calendar quarter basis, FOXHOLLOW shall have the right to apply moneys in this Credit Pool, if any, against Earned Royalties due to SURMODICS under this Attachment, and the Credit Pool shall be reduced by the amount so applied. The amount of the Credit Pool that may be applied against Earned Royalties shall be 50% of the Earned Royalty obligation in excess of the Minimum Royalties obligation for that calendar quarter, not to exceed the remaining balance in the Credit Pool. The Credit Pool shall never be reduced to less than zero.

6.	PERFORMANCE

a. Failure of FOXHOLLOW to begin bona fide commercial sales by January 1, 2003, of a Licensed Product as defined in this Attachment, shall permit SURMODICS to terminate the license for that Licensed Product upon thirty (30) days written notice at any time prior to the date FOXHOLLOW begins bona-fide commercial sales of that Licensed Product.

b. If, after January 1, 2003, there are four (4) consecutive quarters in which FOXHOLLOW fails to generate Earned Royalties under Paragraph 5(a) of this Attachment then upon thirty (30) days written notice given to FOXHOLLOW, the license granted herein shall, at SURMODICS’ option, be terminated.

The Licensed Product Effective Date of this Attachment shall be the date last written below or the date on which SURMODICS receives all payments due upon execution of this Attachment, whichever is later

SurModics, Inc.	FoxHollow Technologies, Inc.

/s/ Walter H. Diers Jr.	/s/ Jeffrey M. Closs
Signature	Signature

Walter H. Diers Jr.	Jeffrey M. Closs
Printed Name	Printed Name

Vice President	President & CEO
Title	Title

13 August 1999	August 24, 1999
Date	Date

AMENDMENT TO ATTACHMENT B1 OF THE MASTER LICENSE AGREEMENT

This is an Amendment to Attachment B1 of the Master License Agreement (ATTACHMENT B1) between SurModics, Inc. (SURMODICS) and FoxHollow Technologies, Inc. (FOXHOLLOW), fully executed on August 24, 1999, a copy of which is attached hereto and incorporated herein by reference.

The parties desire to amend certain terms and conditions contained in ATTACHMENT B1 as follows:

Modify Paragraph 5(b) to read as follows:

5.	ROYALTY PAYMENTS

“b. Quarterly Minimum Royalties for all Attachment B1 Products during the periods specified as follows:

Minimum Royalty Periods	Quarterly Minimum Royalty
January 1, 2003 to December 31, 2003	$ 5,000
January 1, 2004 to December 31, 2004	$10,000
January 1, 2005 to December 31, 2005	$20,000

For the quarter calendar year commencing with January 1, 2006 and each year thereafter, the quarter calendar year Minimum Royalty shall be the prior year’s quarterly Minimum Royalty adjusted by a percentage equal to the percentage change in the “Consumer Price Index For All Urban Consumers” for the prior calendar year as reported by the U.S. Department of Labor.”

Modify Paragraph 6 to read as follows:

6.	PERFORMANCE

“a. Failure of FOXHOLLOW to begin bona fide commercial sales by January 1, 2004, of a Licensed Product as defined in this Attachment, shall permit SURMODICS to terminate the license for that Licensed Product upon thirty (30) days written notice at any time prior to the date FOXHOLLOW begins bona-fide commercial sales of that Licensed Product.

b. If, after January 1, 2004, there are four (4) consecutive quarters in which FOXHOLLOW fails to generate Earned Royalties under Paragraph 5(a) of this Attachment then upon thirty (30) days written notice given to FOXHOLLOW, the license granted herein shall, at SURMODICS’ option, be terminated.”

IN WITNESS WHEREOF, the parties hereto execute this Amendment by their duly authorized employees.

AGREED:	AGREED:

SurModics, Inc.	FoxHollow Technologies, Inc.

/s/ James C. President	/s/ Robert W. Thomas
Signature	Signature

James C. President	Robert W. Thomas
Printed Name	Printed Name

President	President & CEO
Title	Title

5/4/02	4/29/02
Date	Date